Exhibit 99.2

GEOSTAR LOOK BACK DEVELOPMENTS

The Purchase and Sale Agreements between GeoStar and the Company relating to certain East Texas properties acquired by the Company in 2005 (the “PSAs”) contain a “Look Back” provision that is the subject of claims in two of the previously described lawsuits with GeoStar. Under that provision, two “Look Back Payments” are to be calculated based on changes in proved and probable reserves attributable to certain of the Company’s leasehold interests over certain periods of time ending June 30, 2006 and 2007. If a Look Back Payment is due to GeoStar under the PSAs, the PSAs require the payment to be effected through the issuance of our Parent company’s stock. The PSAs provide that the calculation of the Look Back Payment shall be based upon reserve estimates reported by Netherland Sewell & Associates, Inc. (“NSA”), or in certain circumstances, based upon an average of the NSA estimates and estimates obtained by GeoStar from an independent, professionally certified reservoir engineering firm utilizing the same regulatory requirements and reserve calculation guidelines as those employed by NSA in its estimates.

On November 1, 2007, GeoStar informed the board of directors of our Parent that it intended to submit a reserve report for purposes of the June 30, 2006 and 2007 Look Back analyses showing that the gross reserves attributable to the Company’s leasehold interests are substantially greater than those reflected in the NSA reserve reports on which the Company’s Look Back analyses were based. On November 7, 2007, GeoStar submitted a reserve report to the Company that reported a substantially greater reserve estimate than the estimates in the NSA reserve report. The terms of the PSAs provide that, under certain circumstances, the Look Back Payments will be determined based on a formula using the average of the proved and probable reserve estimates made in the NSA report and an independent report obtained by GeoStar. The Company believes that the alternative reserve report submitted by GeoStar does not meet the requirements of the PSAs because, among other things, the GeoStar report (i) provides reserve estimates on a full 8/8ths interest basis rather than based on the undivided interests that the Company contends were the subject of the PSA transaction and (ii) did not utilize the same regulatory requirements and reserve calculation guidelines employed by NSA as required per the terms of the PSAs. GeoStar has asserted that the Look Back analysis should be based on changes in reserves attributable to the entirety, or 8/8ths, of the leasehold interests with respect to the East Texas properties, rather than on changes in reserves attributable to GeoStar’s net revenue interest in those properties as of the effectiveness of the PSAs, as the Company believes.

The Company believes that GeoStar’s assertions are without merit and is in the process of reviewing the GeoStar reserves report, GeoStar’s contentions relating thereto, and the Company’s legal position and options. However, an unfavorable outcome in litigation relating to the Look Back could have a material adverse effect on the Company because of the substantial disparities (i) between the NSA reserves estimate and the current GeoStar reserves estimate that GeoStar may contend should be averaged with the NSA estimate for purposes of the Look Back analysis, and (ii) between GeoStar’s assertion as to the portion of the Company’s East Texas leasehold interests subject to the Look Back analysis and the Company’s belief as to that issue. If GeoStar were to present both of these current assertions in litigation and obtain an outcome adverse to the Company on both issues, our Parent could be required to issue a number of shares to GeoStar sufficient to cause a change in control of ownership of our Parent. The Company intends to vigorously defend itself against any such claims GeoStar may assert.

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